Exhibit 99.3

FOR IMMEDIATE RELEASE
May 7, 2015

Good Times Restaurants Inc. Reports Closing of Common Stock Offering and Closing of Purchase of Bad Daddy’s International, LLC

Lakewood, CO, May 7, 2015 Good Times Restaurants Inc. (NASDAQ: GTIM) (the “Company”) today announced the closing of its public offering of 2,783,810 shares of common stock, which included the full exercise of the underwriters’ over-allotment option, at $8.15 per share for net proceeds, after deducting underwriting discounts and commissions and offering expenses, of approximately $20.7 million.  Simultaneously and using the proceeds of the common stock offering, Good Times closed the purchase of all of the ownership interests in Bad Daddy’s International, LLC, which owns the Bad Daddy’s Burger Bar concept and a number of Bad Daddy’s Burger Bar restaurants, for a total purchase price of $21 million consisting of $18.5 million of cash and a promissory note in the amount of $2.5 million.

The public stock offering was made pursuant to a shelf registration previously filed with the Securities and Exchange Commission and a subsequent prospectus supplement.  Janney Montgomery Scott LLC and Stephens Inc. acted as joint book-running managers and Dougherty & Company acted as lead manager for the offering. In addition, Janney Montgomery Scott LLC acted as the exclusive financial advisor to the Company in connection with the acquisition of Bad Daddy’s International, LLC and rendered a fairness opinion regarding the transaction to the Company’s Board of Directors.

Bad Daddy’s International, LLC owns four Bad Daddy’s Burger Bar restaurants in North Carolina, owns partial interests in three other such restaurants in that state and the license agreement and related royalty income stream from a Bad Daddy’s restaurant operating in the Charlotte Douglas International Airport. A subsidiary of Bad Daddy’s International, LLC has granted franchises for two other Bad Daddy’s restaurants operating in South Carolina and Tennessee.  Previously, Bad Daddy’s International, LLC granted a license to the Company to develop Bad Daddy’s Burger Bar restaurants in Colorado and the Company itself owns and operates three Bad Daddy’s Burger Bar restaurants and has additional restaurants under development.

President and CEO, Boyd Hoback said, “When we first got involved with Bad Daddy’s approximately two years ago, we were excited about the potential for the brand.  Since then the performance of the Bad Daddy’s Burger Bar restaurants we have opened and of those in North Carolina have confirmed our original enthusiasm.  We believe it was in the best interests of our shareholders to acquire 100% of the rights to the Bad Daddy’s brand and its current restaurants and to all future Bad Daddy’s development opportunities.  The Bad Daddy’s restaurants in North Carolina are performing very well with average sales of $2.7 million in 2014 for the four locations that have been open at least 15 months.  Our three Bad Daddy’s Burger Bar restaurants in Colorado are successful with two of them performing above the historic average of all Bad Daddy’s restaurants.  We believe that the concept has multi-regional or even national expansion potential.  Our Bad Daddy’s Burger Bar business will complement our successful Good Times Burgers and Frozen Custard quick-service regional chain of 37 owned and franchised restaurants.”

Hoback added, “We have a very healthy balance sheet with limited long term debt and over $13 million in cash and cash equivalents after closing these transactions.  We will use this cash and cash generated from operations, and any additional financing, for our planned accelerated growth and development of both Good Times and Bad Daddy’s restaurants.  We believe the transaction will be accretive for our shareholders after the integration of Bad Daddy’s and will accelerate our transition to profitability based on the cash flow and earnings we are acquiring, the elimination of royalties due from our own Bad Daddy’s restaurants and potential synergies in our purchasing and general and administrative expenses.”

About Good Times Restaurants Inc.: Good Times Restaurants Inc. (GTIM) operates Good Times Burgers & Frozen Custard, an upscale quick-service restaurant chain focused on fresh, high quality, all natural products located primarily along the front range of Colorado, and Bad Daddy’s Burger Bar, a full service, “small box” better burger casual dining chain.  Good Times Burgers & Frozen Custard provides a menu of high quality all natural hamburgers, 100% all natural chicken tenderloins, fresh frozen custard, fresh cut fries, fresh lemonades and other unique offerings.  Bad Daddy’s menus consist of items made according to chef-driven recipes with high quality ingredients, including signature burgers, salads, sandwiches and appetizers executed in unique flavor profiles, and the restaurants feature a full bar with a focus on a selection of craft microbrew beers.

Good Times Forward Looking Statements: This press release contains forward looking statements within the meaning of federal securities laws.  The words “intend,” “may,” “believe,” “will,” “should,” “anticipate,” “expect,” “seek” and similar expressions are intended to identify forward looking statements.  These statements involve known and unknown risks, which may cause the Company’s actual results to differ materially from results expressed or implied by the forward looking statements.  These risks include such factors as the uncertain nature of current restaurant development plans and the ability to implement those plans, delays in developing and opening new restaurants because of weather, local permitting or other reasons, increased competition, cost increases or shortages in raw food products, and other matters discussed under the “Risk Factors” section of Good Times’ Annual Report on Form 10-K/A for the fiscal year ended September 30, 2014 filed with the SEC.  Although Good Times may from time to time voluntarily update its forward looking statements, it disclaims any commitment to do so except as required by securities laws.

INVESTOR RELATIONS CONTACTS:
Boyd E. Hoback, President and CEO, (303) 384-1411
Christi Pennington, (303) 384-1440
Mike Porter: Porter, LeVay & Rose (212) 564-4700